Exhibit 18

FORM OF WARRANT

THE OFFER AND SALE OF THE SECURITIES REPRESENTED HEREBY AND THE UNDERLYING SECURITIES THAT MAY BE ISSUED UPON EXERCISE OF THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY AND THE UNDERLYING SECURITIES THAT MAY BE ISSUED UPON EXERCISE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR APPLICABLE STATE SECURITIES LAWS, UNLESS SOLD PURSUANT TO: (1) RULE 144 UNDER THE SECURITIES ACT; OR (2) AN OPINION OF COUNSEL, IN A CUSTOMARY FORM AND REASONABLY ACCEPTABLE TO LILIUM N.V., THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

LILIUM N.V.

WARRANT TO PURCHASE ORDINARY SHARES A

Number of Warrant Shares: [●]
(subject to adjustment)
Warrant No. [●]	Original Issue Date: [June 28], 2024

Lilium N.V., a Netherlands public limited liability company (naamloze vennootschap) (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [●] or its permitted registered assigns (the “Investor”), is entitled, subject to the terms set forth below, at any time and from time to time on or after the Exercisability Date, to purchase from the Company up to [●] Ordinary Shares A, nominal value EUR 0.01 per share (or such other nominal value as may be applicable), of the Company, which number shall be subject to adjustment for reverse and forward stock splits, combinations, recapitalizations and reclassifications, and certain other transactions following the Original Issue Date, in each case, in accordance with the terms and conditions hereof. The aggregate purchase price for the Warrant Shares shall be equal to the Exercise Price, and the purchase price per Warrant Share shall be equal to the Exercise Price divided by the number of Warrant Shares.

1.	Exercise of Warrant.

(a)
This Warrant shall be exercisable from the date upon which the Company shall have instructed the Warrant Agent that the Company’s general meeting has resolved to grant the shareholder approval necessary to authorize Shares sufficient for the full exercise of this Warrant (the “Shareholder Approval”) (which instruction the Company shall give promptly following, and in no event later than the next Business Day after, the Shareholder Approval) (the “Exercisability Date”) and, thereafter, prior to the Expiration Date, at the election of the Investor, either in its entirety or, from time to time, for part of the number of Warrant Shares specified herein. In the event that this Warrant is duly exercised for less than all of the Warrant Shares at any time prior to the Expiration Date, one or more new Warrants shall be issued to the Investor for the remaining number of Warrant Shares.

(b)
i. One (1) Trading Day prior to the Expiration Date (the “Conversion Date”), if this Warrant has not been exercised in full and is outstanding, it will automatically be deemed exercised for the number of Shares determined according to the following formula: (Conversion VWAP - Exercise Price per Warrant Share) * the number of Warrant Shares on the Conversion Date / Conversion VWAP; provided, that the Investor shall be entitled to receive the number of Shares determined according to the following formula: Pre-Funded Exercise Price / Total Price * the number of Warrant Shares on the Conversion Date, if the resulting number of Shares is greater than the aggregate number of Shares issuable pursuant to the prior formula. The issuance of the Shares in accordance with this Section 1(b) (including Section 1(b)(viii)) shall be deemed to have been issued in full satisfaction of all rights pertaining to this Warrant. The Shares issuable on the Conversion Date pursuant to this Section 1(b) are referred to in this Warrant as the “Conversion Shares.” Sections 1(d) and 1(e) shall apply mutatis mutandis in the case of a deemed exercise pursuant to this Section 1(b).

ii.
To the extent the application of Section 1(b)(i) would result in the beneficial ownership (as defined in Rule 13d-5 of the Exchange Act of 1934, as amended (the “Exchange Act”)) of the Investor being (x) in excess of the amount of Shares issuable without violating Section 1(i) (the “FDI Limitation”) or (y) if applicable, in excess of the Ownership Limitation on the Conversion Date (the Investor, in such case, the “Regulated Investor” and the maximum number of Shares that may be issued such that immediately following such issuance the beneficial ownership of the Investor would not exceed the lower of the FDI Limitation and the Ownership Limitation (if applicable) being referred to as the “Share Limit”), the Investor shall be issued the number of Shares equal to the Share Limit calculated as of the Conversion Date (the excess of the Investor’s Conversion Shares over the Investor’s Share Limit, the “Regulatory Shares”).

iii.
Following the Conversion Date, the Regulated Investor shall, from time to time, be issued a maximum number of Shares (not to exceed the number of the Regulated Investor’s Regulatory Shares) that may be issued to the Regulated Investor without exceeding the Share Limit as of each such issuance. The number of the Regulated Investor’s Regulatory Shares shall be reduced by the number of Shares issued on any such date until such time as that number shall reach zero. Shares shall be issued pursuant to this Section 1(b)(iii) at such times as the Regulated Investor provides a notice to the Company (each, an “Issuance Notice”) specifying the number of Shares that may be issued to the Regulated Investor in compliance with the Regulated Investor’s then-current Share Limit. Promptly (and in any event within two (2) Trading Days) after the receipt of an Issuance Notice, the Company (or the Warrant Agent on behalf of the Company) shall issue to the Regulated Investor a book-entry position or certificate, as applicable, for the number of Shares specified in the Issuance Notice (up to, but not exceeding, the number of the Regulated Investor’s Regulatory Shares), registered in such name or names as may be directed by the Regulated Investor. The determination of how many Shares may be issued subject to the Regulated Investor’s Share Limit shall be the obligation of the Regulated Investor, and the submission of an Issuance Notice shall be deemed to be the Regulated Investor’s determination of how many Shares may be issued subject to the Regulated Investor’s Share Limit (Regulated Investor shall not make a determination that would result in this Warrant being exercisable in violation of Section 1(i)), and the Company shall have no obligation to verify or confirm the accuracy of any such determination.

iv.
Upon the occurrence of any of the events specified in clauses (i)-(iv) of Section 4(a), the Regulated Investor’s then-current number of Regulatory Shares shall be multiplied by a fraction, (x) the numerator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately after such event and (y) the denominator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately before such event.

v.
If, at any time, the Company grants, issues or sells any Purchase Rights, the Regulated Investor will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Regulated Investor could have acquired if the Regulated Investor had held the number of Ordinary Shares A acquirable in respect of the Regulated Investor’s number of Regulatory Shares as of immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the grant, issue or sale of such Purchase Rights.

vi.
If, at any time, the Company shall declare or make any Distribution, then, in each such case, the Regulated Investor shall be entitled to participate in such Distribution to the same extent that the Regulated Investor would have participated therein if the Regulated Investor had held the number of Shares equal to the number of the Regulated Investor’s Regulatory Shares immediately before the date as of which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the participation in such Distribution.

vii.
If, at any time, the Company engages in a Fundamental Transaction, then the Regulated Investor shall have the right to receive, for each of the Regulated Investor’s Regulatory Shares immediately prior to the occurrence of such Fundamental Transaction, at the option of the Regulated Investor, the Alternate Consideration receivable as a result of such Fundamental Transaction by a holder of an Ordinary Share A. If the holders of Ordinary Shares A are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Regulated Investor shall be given the same choice as to the Alternate Consideration it receives in respect of the Regulated Investor’s Regulatory Shares in connection with such Fundamental Transaction. The Company shall cause any Successor Entity to assume, in writing, all of the Company’s obligations under this Section 1(b) pursuant to written agreements in form and substance reasonably satisfactory to the Regulated Investor and approved by the Regulated Investor (without unreasonable delay) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this instrument with respect to any Regulatory Shares referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of, the Company and shall assume all the obligations under this Section 1(b) with the same effect as if such Successor Entity had been named as the Company herein. In connection with any Fundamental Transaction, the Regulated Investor shall have the right to receive, for each of the Regulated Investor’s Regulatory Shares immediately prior to the payment of any Additional Consideration to the holders of Ordinary Shares A, the Additional Consideration receivable by a holder of an Ordinary Share A, subject to the foregoing provisions of this Section 1(b)(vii) with respect to any Alternate Consideration.

viii.
The Company’s obligations with respect to, and the Regulated Investor’s rights with respect to, a Regulatory Share shall not expire, terminate or be canceled by operation hereof and shall be deemed satisfied hereunder solely upon the reduction of such Regulatory Share from the number of the Regulated Investor’s Regulatory Shares pursuant to Section 1(b)(iii).

ix.
To the extent the provisions of this instrument do not provide for an adjustment to the Regulatory Shares or provide for the treatment of the Regulatory Shares in connection with an event or transaction affecting the Ordinary Shares A, the Regulated Investor’s Regulatory Shares shall be adjusted or provided such treatment in connection with such event or transaction affecting the Ordinary Shares A so as to, as nearly as possible, treat the Regulatory Shares on a parity with the Ordinary Shares A.

(c)
i. In connection with the exercise of this Warrant, upon timely receipt of this Warrant, accompanied by the Exercise Notice substantially in the form attached in Schedule 1 hereto filled in, signed and delivered to the Company and the Warrant Agent, and payment of the Exercise Price, if this Warrant is exercised in full, or the Exercise Price per Warrant Share multiplied by the number of Warrant Shares being exercised, if this Warrant is exercised for part of the number of Warrant Shares specified herein, by wire transfer of U.S. dollars in immediately available funds to the Warrant Agent in accordance with the written wiring instructions included in Schedule 1 hereto (as may be amended by written notice from the Company or the Warrant Agent to the Investor), the Company shall thereupon promptly (and in any event within two (2) Trading Days and upon confirmation from a bank that the EUR Nominal Value equivalent has been received pursuant to Section 1(e)) issue or cause to be issued to the Investor or its designee (which may include, if permitted under applicable law, an account of a participant of the Depository Trust Company that will hold the Ordinary Shares A for the account of the Investor or its designee) a book entry position for the number of Ordinary Shares A to which the Investor is entitled, registered in such name or names as may be directed by the Investor. If the Company fails to issue or cause to be issued to the Investor or its designee a book entry position for such Ordinary Shares A within such two (2) Trading Day period, then the Investor will have the right to rescind such exercise (but, for the avoidance of doubt, not in the case of an automatic exercise in accordance with Section 1(b)), in addition to any other remedies available to the Investor hereunder, at law or in equity.

ii.
During the period commencing on the Exercisability Date and ending on the Expiration Date (the “Net Exercise Period”), in lieu of exercising this Warrant for cash pursuant to Section 1(c)(i), the Investor may, at any time and from time to time during the Net Exercise Period, elect to receive a number of Shares determined according to the following formula by surrender of this Warrant to the Company or the Warrant Agent, together with notice of such election (the date of delivery of such notice, the “Net Exercise Date”): (Conversion VWAP - the Exercise Price per Warrant Share) * the number of Warrant Shares exercised by the Investor on such date / Conversion VWAP.

(d)
The delivery of the Ordinary Shares A upon exercise of this Warrant in accordance with the terms hereof (for the avoidance of doubt, including by way of automatic exercise in accordance with Section 1(b) and, if applicable, the issuance of Warrant(s) for the number of remaining Warrant Shares pursuant to Section 1(a)) shall be in fulfillment of all obligations of the Company under this Warrant, in particular, any obligations of the Company as regards the pre-funding of this Warrant shall be settled thereby.

(e)
The Company covenants and agrees that (i) it or the Warrant Agent will obtain from an EU-licensed bank a statement confirming that on the day after receipt of payment of the Exercise Price per Warrant Share for each Share being exercised (or an Exercise Notice for a net exercise), or the next day on which such bank is open for business, and prior to the delivery of Ordinary Shares A, the USD amount paid is at least equal to the aggregate Nominal Value in EUR of all Ordinary Shares A issued upon exercise of this Warrant for each Warrant Share to be exercised by the Investor, and (ii) it will pay when due and payable any and all present or future transfer, stamp, issue, documentary, recordation, registration or similar taxes, levies and charges that may be imposed or payable in respect of the issuance or delivery of (A) each Warrant, (B) each Warrant issued in exchange for any other Warrant pursuant to Section 4 and Section 13 or issued pursuant to Section 1(c) and (C) each Ordinary Share A issued upon the exercise of any Warrant; provided that the Company shall not be obligated to pay any such transfer, stamp or issue tax or charge that is a direct result of a transfer or other action of the Investor or any subsequent holder of this Warrant (that is in addition to exercising the Warrant hereunder).

(f)
Prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the issuance upon the exercise of this Warrant, the maximum number of Ordinary Shares A issuable upon the exercise of this Warrant.

(g)
The initial Exercise Price per Warrant Share was $1.05. On the Original Issue Date, the Exercise Price was partially pre-funded resulting in an Exercise Price per Warrant Share of $0.05. Neither the Investor nor any successor Investor shall be entitled to the return or refund of all, or any portion, of any pre-paid exercise price in cash under any circumstance or for any reason whatsoever; Sections 1(d) and 4(e)(iv) shall remain unaffected. The amount pre-paid on this Warrant shall, upon the exercise hereof in accordance with its terms, be considered to constitute payment in full of the Nominal Value of the underlying Shares, and in no event shall the Total Price per Warrant Share be less than the then current Nominal Value.

(h)	[Reserved]

(i)
To the extent the exercise of this Warrant and the subsequent issuance of Shares would obligate the Investor (or any affiliates or other parties, the voting rights of which in the Company were attributable to the Investor under the German Foreign Trade Act and any rule or regulation enacted, issued or promulgated thereunder (the “FDI Laws”)) to notify German governmental authorities of the acquisition of voting rights in the Company under the FDI Laws, this Warrant shall not be exercisable unless and until the acquisition of voting rights in the Company is, or is deemed to be, approved under the FDI Laws. This Warrant may be exercised to the extent that such notification is not required.

(j)
For purposes of Sections 1(b)(iii), in determining the total number of outstanding ordinary shares and voting power of the Company, the Investor may rely on the number of outstanding ordinary shares of each class as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of ordinary shares of each class outstanding. The Company shall, if the Investor is a Permitted Holder, within one (1) Trading Day notify the Permitted Holder when the Company files with the SEC any report that contains an update to the number of outstanding ordinary shares of any class from that last reported. Upon the written request of the Investor, the Company shall within one (1) Trading Day (x) confirm in writing to the Investor the number of ordinary shares outstanding (including the number of each separate class) and (y) provide reasonably detailed information supporting any deviation from the most recent publicly reported number of each class of ordinary shares outstanding.

2.    Definitions. For all purposes of and under this Warrant, the following capitalized terms shall have the following respective meanings:

(a)   “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in the City of New York, New York.

(b)   “Conversion VWAP” shall mean the VWAP over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Conversion Date or the Net Exercise Date, as applicable.

(c)   “Exercise Price” shall mean the remaining aggregate unpaid exercise price at which the Warrant Shares may be purchased at the time this Warrant is exercised in full, which initially shall be the product of $1.05 and the number of Warrant Shares and as of the Original Issue Date shall be the product of $0.05 and the number of Warrant Shares.

(d)  “Exercise Price per Warrant Share” shall mean the Exercise Price divided by the number of Warrant Shares immediately prior to the time this Warrant is exercised.

(e)   “Expiration Date” shall mean the Initial Expiration Date, which, unless the Company, with the prior written consent of the Investor (which shall be in the sole discretion of the Investor), notifies the Warrant Agent and the Investor in writing no later than 90 days prior to the Initial Expiration Date indicating its intent not to extend the Initial Expiration Date, shall automatically be extended to the Extended Expiration Date; provided, that, if the Investor shall be a Person that is not a Permitted Holder, then with respect to this Warrant, no consent of the Investor shall be required.

(f)   “Extended Expiration Date” shall mean, [June 28], 2039.

(g)   “Initial Expiration Date” shall mean [June 28], 2034.

(h)   “Nominal Value” shall mean, at any given time, the then effective nominal value of one Ordinary Share A.

(i)   “Ordinary Shares A” or “Shares” shall mean the Ordinary Shares A, nominal value EUR 0.01 per share (as may be adjusted), of the Company.

(j)   “Ordinary Share A Equivalents” shall mean any securities of the Company that would entitle the holder thereof to acquire at any time Ordinary Shares A, including, without limitation, any debt, preferred stock, Ordinary Share B, Ordinary Share C, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares A, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive Ordinary Shares A.

(k)  “Original Issue Date” shall mean [June 28], 2024.

(l)   “Ownership Limitation” shall have the meaning set forth in the Securities Purchase Agreement.

(m)  “Permitted Holder” shall mean Tencent Holdings Limited or any of its affiliates.

(n)   “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(o)   “Pre-Funded Exercise Price” shall mean the amount of the total exercise price that has been paid with respect to the Warrant Shares immediately prior to the time this Warrant is exercised or as of the date of determination, as the case may be.

(p)   “Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement dated May 22, 2024 by and between the Company and Aceville Pte. Limited.

(q)   “Total Price” shall mean the Pre-Funded Exercise Price plus the Exercise Price as of the date of determination.

(r)   “Trading Day” shall mean, (i) a day on which the Ordinary Shares A are traded on the Nasdaq Global Select Market (“Nasdaq”), which, as of the Original Issue Date, is the national securities exchange or other trading market on which the Ordinary Shares A are primarily listed and quoted for trading (or any successors to the foregoing), (ii) if the Ordinary Shares A are not traded on Nasdaq but are traded on another Trading Market, a day on which the Ordinary Shares A are traded on such other Trading Market and (iii) if the Ordinary Shares A are not traded on Nasdaq or any other Trading Market, any business day.

(s)       “Trading Market” shall mean any of the following markets or exchanges on which the Ordinary Shares A are listed or quoted for trading on the date in question: the NYSE American; the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; or OTCQB or OTCQX (or any successors to any of the foregoing).

(t)      “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (i) if the Ordinary Shares A are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares A for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares A are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (ii) if the Ordinary Shares A are then listed or quoted on the OTCQB or OTCQX, the volume weighted average price of the Ordinary Shares A for such date (or the nearest preceding date) on OTCQB or OTCQX, as applicable; (iii) if the Ordinary Shares A are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Ordinary Shares A are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Ordinary Shares A so reported; or (iv) in all other cases, the fair market value of Ordinary Shares A as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(u)     “Warrant Shares” shall mean the aggregate Ordinary Shares A issuable upon exercise of this Warrant had it been exercised in full pursuant to Section 1(c)(i), each such share, a “Warrant Share.”

3.     Issuance of Warrant and Warrant Shares; Registration. Investor understands that this Warrant and the Warrant Shares issuable upon exercise hereof have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Investor’s investment intent. The Investor understands that this Warrant and the Warrant Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws or unless exemption from such registration and qualification are otherwise available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act. The Company shall cause this Warrant to be registered upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Investor (which shall include the initial Investor or, as the case may be, any registered assignee to which this Warrant is assigned hereunder) from time to time. The Company may deem and treat the registered holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the holder and, for all other purposes, absent actual notice to the contrary.

4.	Adjustments.

(a)
Stock Dividends, Splits, Etc. To the extent not subject to Section 4(b), if the Company declares or pays a dividend on its Ordinary Shares A payable in securities other than Ordinary Shares A, then upon exercise of this Warrant, for each Ordinary Share A acquired, the Investor shall receive, in addition to the Ordinary Shares A to be received, without cost to the Investor, the total number and kind of securities to which the Investor would have been entitled had the Investor owned such number of Ordinary Shares A of record as of the record date for the dividend (such number to be adjusted proportionately in the event the number of Warrant Shares is subsequently adjusted). If the Company: (i) declares or pays a dividend on its Ordinary Shares A payable in Ordinary Shares A (which, for the avoidance of doubt, shall not include the issuance of any Shares by the Company upon exercise of this Warrant); (ii) subdivides its Ordinary Shares A by reclassification or otherwise into a greater number of shares; (iii) combines or consolidates its Ordinary Shares A, by reclassification or otherwise, into a lesser number of shares; or (iv) issues by reclassification of Ordinary Shares A any shares in the capital stock of the Company, then in each case, (A) the then-current number of Warrant Shares shall be multiplied by a fraction (x) the numerator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately after such event and (y) the denominator of which shall be the number of Ordinary Shares A (excluding treasury shares, if any) outstanding immediately before such event, and (B) the Exercise Price shall remain unchanged. Any adjustment made pursuant to this Section 4(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)
Subsequent Equity Sales. If the Company, at any time while this Warrant is outstanding, shall sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Ordinary Shares A or Ordinary Share A Equivalents, at an effective price per share less than the Total Price per Warrant Share then in effect (such lower price, the “Base Share Price” and such issuances, collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holders of the Ordinary Shares A or Ordinary Share A Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share that are issued in connection with such issuance, be entitled to receive Ordinary Shares A at an effective price per share that is less than the Total Price per Warrant Share then in effect, such issuance shall be deemed to have occurred for less than the Total Price per Warrant Share then in effect on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance, with respect to this Warrant, (a) the then-current number of Warrant Shares shall be multiplied by a fraction, (x) the numerator of which shall be the Total Price per Warrant Share in effect immediately prior to such Dilutive Issuance and (y) the denominator of which shall be the Base Share Price, and (b) the Exercise Price shall remain unchanged; provided, that the Total Price per Warrant Share shall in no event be less than the Nominal Value. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 4(b) in respect of an Exempt Issuance. The Company shall notify the Investor, in writing, no later than the Trading Day following the issuance or deemed issuance of any Ordinary Shares A or Ordinary Share A Equivalents subject to this Section 4(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 4(b), upon the occurrence of any Dilutive Issuance, the Investor is entitled to receive a number of Warrant Shares as adjusted pursuant to the terms of this Warrant regardless of whether the Investor accurately refers to the correct number of Warrant Shares in the Notice of Exercise. As used herein, “Exempt Issuance” means (A) at any time while this Warrant is outstanding, the issuance of (i) Ordinary Shares A, options or other securities to employees, officers or directors of the Company or any of its subsidiaries or consultants to the Company or any of its subsidiaries pursuant to any stock or option plan or other written agreement duly adopted for such purpose by a majority of the non-employee members of the board of directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company or any of its subsidiaries, (ii) Ordinary Shares A upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Ordinary Shares A issued and outstanding on the Original Issue Date, provided that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities and (B) solely for the period after [June 28], 2027, while this Warrant is outstanding, the issuance of: (i) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company or securities issued in financing transactions, the primary purpose of which is to finance acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or Persons) (or to the equity holders of a Person) that is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company; (ii) Ordinary Shares A, options, warrants or convertible securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is primarily issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (iii) Ordinary Shares A, warrants, options or convertible securities issued in connection with the provision of goods or services, partnership or joint ventures in connection with the Company’s business or to suppliers or other persons with whom the Company does business pursuant to transactions approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; (iv) Ordinary Shares A, options, warrants or convertible securities issued in connection with sponsored research, collaboration, technology license, development, investor or public relations, marketing or other similar agreements, or strategic partnerships or joint ventures approved by a majority of the disinterested directors of the Company but shall not include a transaction in which the Company is primarily issuing Ordinary Shares A or Ordinary Share A Equivalents primarily for the purpose of raising capital or to a person or an entity whose primary business is investing in securities; and (v) securities issued pursuant to an equity line of credit or “at the market” registered offering to be established by the Company following the date hereof (including any upsize thereof) so long as such “at the market” registered offering or upsize thereof is approved by the board of directors of the Company.

(c)
Subsequent Rights Offerings. In addition to any adjustments pursuant to Sections 4(a) and 4(b), if, at any time, the Company grants, issues or sells any Ordinary Share A Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares A (the “Purchase Rights”), then the Investor will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Investor could have acquired if the Investor had held the number of Ordinary Shares A acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the grant, issue or sale of such Purchase Rights.

(d)
Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares A, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, the Investor shall be entitled to participate in such Distribution to the same extent that the Investor would have participated therein if the Investor had held the number of Warrant Shares acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date as of which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Ordinary Shares A are to be determined for the participation in such Distribution. To the extent that this Warrant has not been completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Investor until the Investor has exercised this Warrant with respect to any particular Warrant Share.

(e)
i. Fundamental Transaction. If, at any time while this Warrant is outstanding, (1) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (2) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (including in connection with a liquidation of the Company), (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares A are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Ordinary Shares A, (4) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Ordinary Shares A or any compulsory share exchange pursuant to which the Ordinary Shares A are effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of the Ordinary Shares A covered by Section 4(a)), or (5) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Exchange Act Rule 13d-5) of Persons whereby such other Person or group (as defined in Exchange Act Rule 13d-5) acquires more than 50% of the outstanding Ordinary Shares A (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Investor shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Investor, the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Ordinary Shares A for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitations on the exercise hereof). For purposes of any such exercise, the Company shall apportion the Exercise Price per Warrant Share among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If the holders of Ordinary Shares A are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Investor shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant in connection with such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction in which any portion of the consideration received by the holders of Ordinary Shares A does not consist of common stock in the Successor Entity (which entity may be the Company following such Fundamental Transaction) listed on a Trading Market, or is to be so listed for trading immediately following such event, the Company or any Successor Entity shall, at the Investor’s option, exercisable at any time concurrently with, or within thirty (30) days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Investor by paying to the Investor an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of Ordinary Shares A are not offered or paid any consideration in such Fundamental Transaction, such holders of Ordinary Shares A will be deemed to have received common stock or ordinary shares of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg L.P. (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Investor’s request pursuant to this Section 4(e) and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Expiration Date and (E) a zero cost of borrow. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five (5) Trading Days of the Investor’s election and (ii) the date of consummation of the Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 4(e) pursuant to written agreements in form and substance reasonably satisfactory to the Investor and approved by the Investor (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Investor, deliver to the Investor in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant that is exercisable for a corresponding value of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the value of the Warrant Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price that applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the Warrant Shares pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and that is reasonably satisfactory in form and substance to the Investor. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

ii.
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”) or a Fundamental Transaction, if the value of the consideration to be received in exchange for an Ordinary Share A (after giving effect to the exercise of all outstanding Warrants) multiplied by a fraction, the numerator of which is $1.00 and the denominator of which is the then-current Total Price per Warrant Share (such value per Warrant Share, the “Warrant Share Value”) is less than $1.25, then the number of Warrant Shares shall be adjusted such that the Warrant Share Value after such adjustment shall equal $1.25. In the event that the value of the total consideration to be paid in exchange for the Ordinary Shares A is less than the product of the Total Price for all outstanding Warrants and 1.25, then the number of Warrant Shares of each outstanding Warrant shall be adjusted such that, following such adjustment, the aggregate Warrant Share Value for the Warrant Shares of all of the outstanding Warrants shall equal the total value of the consideration to be received in exchange for the Ordinary Shares A in connection with such Fundamental Transaction or Liquidation Event, and each Warrant Share for an outstanding Warrant shall be entitled to receive its pro rata portion of such consideration. If, during the period commencing on the Original Issue Date and ending on [June 28], 2025, the Investor shall become a Person that is not a Permitted Holder, then the provisions of this Section 4(e)(ii) shall terminate and be of no further force and effect with respect to the Warrant held by such non-Permitted Holder, and the Warrant held by such non-Permitted Holder shall not be considered outstanding for the purposes of the immediately preceding sentence. The Investor shall be permitted to waive and forego any adjustment to the number of Warrant Shares at any time prior to or following, or upon the consummation of, any Fundamental Transaction, but, with respect to any particular Warrant Share, prior to the exercise of such Warrant Share.

iii.
In connection with a Fundamental Transaction, if any portion of the consideration payable to holders of Ordinary Share A is payable only upon satisfaction of contingencies (the “Additional Consideration”), including consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Fundamental Transaction, the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated in accordance with this Section 4(e) as if the Initial Consideration were the only consideration payable in connection with such Fundamental Transaction, and any Additional Consideration that becomes payable upon satisfaction of such contingencies shall be allocated in accordance with this Section 4(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction. Notwithstanding the foregoing, no Warrant Share shall be issued for a Total Price per Warrant Share that is less than the Nominal Value as a result of any adjustment or otherwise, provided that if, as a consequence of this limitation, the full number of Warrant Shares otherwise issuable may not be issued, the maximum number of Warrant Shares that may be issued under such limitation shall be issued in satisfaction of this Warrant.

iv.
In the event of a Fundamental Transaction or a Liquidation Event in which the value of the consideration to be received in exchange for an Ordinary Share A (after giving effect to the exercise of all outstanding Warrants) exceeds the Exercise Price per Warrant Share, then, at the closing of such transaction, the Investor shall be entitled to receive, in lieu of Shares, the value equal to the product of (A) the number of Warrant Shares at such time and (B) the excess of the value of the consideration to be received in exchange for an Ordinary Share A (after giving effect to the exercise of all outstanding Warrants) minus the Exercise Price per Warrant Share. In the event of a Fundamental Transaction or a Liquidation Event in which the value of the consideration to be received in exchange for an Ordinary Share A (after giving effect to the exercise of all outstanding Warrants) does not exceed the Exercise Price per Warrant Share, at the closing of such transaction, the Investor shall be entitled to receive, in lieu of Shares, the aggregate consideration that the Investor would have been entitled to had the Investor exercised this Warrant for the number of Shares determined according to the following formula: Pre-Funded Exercise Price / Total Price * the number of Warrant Shares. As between the provisions of Section 4(e)(ii) and Section 4(e)(iv), the provisions resulting in the greater consideration per Warrant being payable shall apply.

(f)
Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of Ordinary Shares A deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares A (excluding treasury shares, if any) issued and outstanding.

(g)	Notice to Investor

i.
Adjustment to Exercise Price. Whenever the number of Warrant Shares and/or Exercise Price per Warrant Share is adjusted pursuant to any provision of this Section 4, the Company shall promptly deliver to the Warrant Agent and the Investor by facsimile or email a notice setting forth the number of Warrant Shares, Total Price, Pre-Funded Exercise Price, Exercise Price and Exercise Price per Warrant Share after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

ii.
Notice to Allow Exercise by Investor. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares A, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares A, (C) the Company shall authorize the granting to all holders of the Ordinary Shares A rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholder of the Company shall be required in connection with any reclassification of the Ordinary Shares A, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange whereby the Ordinary Shares A are converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Warrant Agent and the Investor at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants or, if a record is not to be taken, the date as of which the holders of the Ordinary Shares A of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares A of record shall be entitled to exchange their Ordinary Shares A for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of its subsidiaries, the Company shall simultaneously file such notice with the SEC pursuant to a Report on Form 6-K (or successor form) or, if unavailable to the Company, a widely disseminated press release that is reasonably anticipated to be generally available to the Company’s equity holders. The Investor shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice, except as may otherwise be expressly set forth herein.

(h)
Amendment. In the event of the adjustments described in this Section 4, the Company (or the Warrant Agent on behalf of the Company) or its successor, if applicable, shall promptly issue to the Investor (a) an amendment to this Warrant setting forth the number and kind of such new securities or other property issuable upon exercise of this Warrant as a result of such event and (b) upon surrender to the Company or the Warrant Agent of this Warrant, one or more new Warrants representing the number of Warrant Shares (or other securities) then-outstanding as a result of such adjustment. The amendment to this Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4, including, without limitation, adjustments to the number of Warrant Shares, the Exercise Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 4 shall similarly apply to successive reclassifications, exchanges, substitutions or other events.

(i)	Notice of Offerings.

i.
No later than ten (10) Business Days prior to the Company granting, issuing or selling any Ordinary Share A Equivalents for cash (for purposes of this Section 4(i), Ordinary Share A Equivalents shall include Ordinary Shares A) (a “Share Sale”), the Company shall give written notice to the Investor, stating (1) its bona fide intention to offer such Ordinary Share A Equivalents, (2) the estimated number of such Ordinary Share A Equivalents to be offered, and (3) the estimated price and terms, if any, at or upon which it proposes to offer such Ordinary Share A Equivalents, which terms shall include without limitation, any other rights that are offered or otherwise provided by the Company to any other participants in such Share Sale, regardless whether such rights are attached to the Ordinary Share A Equivalents being offered or specific to any particular participant or group of participants (collectively, “Sale Terms”). The Company shall also make available to the Investor all material information distributed or made available to other participants in such Share Sale. The Company may require Investor to enter into a confidentiality agreement on reasonable terms as a condition to receipt of such information.

ii.
Notwithstanding the foregoing, a Share Sale shall not include (1) any Exempt Issuance as defined in clause (A)(i) or (A)(ii) of the definition of Exempt Issuance, or (2) any Exempt Issuance as defined in clause (B) of the definition of Exempt Issuance with respect to less than 1% of the outstanding voting power of the Company (such transaction or transactions in this Section 4(i)(ii)(2), an “Excluded Issuance”).

iii.
The Company shall provide Investor written notice of any Excluded Issuance no more than thirty (30) days following such Excluded Issuance. Such notice shall describe the type and price of the Ordinary Share A Equivalents issued and the Sale Terms (as if such Excluded Issuance were an Share Sale) relating thereto, and shall include or make available to the Investor background information with respect to the Excluded Issuance and such other information as the Investor may reasonably request.

iv.
No later than ten (10) Business Days following the last Business Day of each calendar quarter, the Company shall give notice to the Investor, stating the number and class of outstanding voting securities of the Company.

v.
The rights in this Section 4(i) shall be in addition to, and in no way shall limit, any other rights provided to the Investor under this Warrant, including without limitation, the Investor’s right to exercise all or a portion of this Warrant in accordance with the terms hereof; provided, that Regulated Investor shall not exercise any rights provided under this Section 4(i) that would result in this Warrant being exercisable in violation of Section 1(i).

vi.
The rights in this Section 4(i) shall apply to an Investor that is a Permitted Holder, and the Company shall be under no obligation to comply with the provisions of this Section 4(i) with respect to any Investor that is not a Permitted Holder.

5.
Fractional Shares. The Company shall not be required to issue fractions of Warrant Shares upon any exercise of this Warrant or upon the automatic exercise set out in Section 1(b). In lieu of any fractional Warrant Share, the Investor shall receive, at the Company’s election, (i) an amount in cash equal to the same fraction of the current market value of a whole Share or (ii) a whole Share, with the understanding that the Company cannot issue more Shares than the maximum number of Shares that the board of directors of the Company has been authorized to issue by the general meeting of the Company in connection with the issuance of the Warrants. As used herein, “current market value” means, as of any particular date, the VWAP on the five (5) Trading Day period immediately prior to (but excluding) the applicable date of determination.

6.	Transfer of Warrant.

(a)
Subject to compliance with applicable securities laws, there are no restrictions on the transfer of this Warrant. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant to the Company or the Warrant Agent. Upon such surrender, the Company (or the Warrant Agent on behalf of the Company) shall promptly execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in the instrument of assignment, and shall promptly issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Each new Warrant shall set forth the Exercise Price, Pre-Funded Exercise Price and Total Price in addition to the number of Warrant Shares.

(b)
Until any transfer of this Warrant is reflected in the Warrant Register, the Company may treat the Person in whose name this Warrant is registered upon the Warrant Register as the absolute owner of this Warrant, for all purposes. The Investor (and any transferee) may change its address as shown on the Warrant Register by providing written notice (email being sufficient) to the Company and the Warrant Agent requesting such change.

7.
No Rights as Shareholder. Except as expressly set forth in this Warrant, this Warrant does not entitle the Investor to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Investor to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Investor with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders; provided that the Company shall not be obligated to provide such information if it is filed with the Securities and Exchange Commission (the “SEC”) through EDGAR and available to the public through the EDGAR system.

8.
Filings. The Company shall use commercially reasonable efforts to assist and cooperate with the Investor to the extent it is required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company). All costs incurred in connection with this Section 8 (including, without limitation, the out-of-pocket costs incurred by the Company) shall be borne by the Company.

9.
Notices. All notices and other communications from the Company or the Warrant Agent to the Investor, or vice versa, shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) upon delivery, if delivered by e-mail (solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) business day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows:

If to the Company:

Lilium N.V.
c/o Lilium Aviation Inc.
2385 N.W. Executive Center Drive, Suite 300
Boca Raton, Florida 33431
Attn: Roger Franks
Email: roger.franks@lilium.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
3 World Trade Center
175 Greenwich Street, 51st Floor
New York, NY 10007
Attention: Valerie Ford Jacob
Email: valerie.jacob@freshfields.com

If to Continental Stock Transfer & Trust Company, as Warrant Agent:

Continental Stock Transfer & Trust Company
1 State Street, 30 FL
New York, New York 10004
Attn: Compliance Department

If to the Investor:

[●]

10.
Governing Law. This Warrant and any dispute arising out of or relating to this Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that any such rules would require or permit the application of the laws of any other jurisdiction.

11.
Waiver of Jury Trial. THE PARTIES HERETO VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR ANY OF THE DOCUMENTS, AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY.

12.
No Impairment of Rights. The Company shall not, by amendment of its organizational documents or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the Investor against impairment.

13.
Mutilated, Lost, Stolen or Destroyed Warrants. If any Warrant is mutilated, lost, stolen or destroyed, the Company or the Warrant Agent will issue in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing the same number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company or the Warrant Agent of such loss, theft or destruction of such Warrant and indemnity or bond, if requested, also reasonably satisfactory to the Company or the Warrant Agent. In such event, the Investor shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may reasonably prescribe.

14.
Acknowledgement. The Investor acknowledges that the Company may, to the extent required by applicable law, rule or regulation, publicly reference, or include as an exhibit a form of, this Warrant with the SEC in connection with a current or periodic report or a registration statement; provided, however, that the Investor’s name and contact information shall not be included in such filing or exhibit.

15.
Warrant Agent. Continental Stock Transfer & Trust Company shall initially serve as warrant agent under this Warrant (the “Warrant Agent”). Upon ten (10) calendar days’ notice to the Investor, the Company may appoint a new Warrant Agent. Any corporation into which the Warrant Agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent shall be a party or any corporation to which the Warrant Agent transfers substantially all of its corporate trust or shareholder services business shall be a successor Warrant Agent under this Warrant without any further act. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed (by first class mail, postage prepaid) to the Investor at the Investor’s address as provided in Section 9.

16.
Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17.
Counterparts. This Warrant may be executed in any number of counterparts, including via electronic and facsimile transmission, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

LILIUM N.V.

By:
Name:
Title:
Acknowledged by:

CONTINENTAL STOCK TRANSFER & TRUST
COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant]

SCHEDULE 1

FORM OF EXERCISE NOTICE